Exhibit 99.03
Southern Company
Significant Factors Impacting EPS

	Three Months Ended March
	2013	2012	Change
Consolidated Earnings Per Share–
As Reported (See Notes)	$0.09	$0.42	$(0.33)

Significant Factors:
Traditional Operating Companies			(0.31)
Parent Company and Other			(0.02)
Total–As Reported			$(0.33)

	Three Months Ended March
	2013	2012	Change
Consolidated Earnings Per Share–
Excluding Items (See Notes)	$0.49	$0.42	$0.07

Total–As Reported			(0.33)
Estimated Loss on Kemper IGCC			0.38
Leveraged Lease Restructure			0.02
Total–Excluding Items			$0.07

Notes
- For the three months ended March 31, 2013 and 2012, dilution does not change basic earnings per share by more than 1 cent and is not material.

- The charge for an estimated probable loss relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) and the charge related to the restructuring of a leveraged lease investment that was completed on March 1, 2013 significantly impacted the presentation of earnings and earnings per share for the three months ended March 31, 2013, and similar charges are not expected to occur with any regularity in the future.

- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.